MEDINA COFFEE, INC.

OTCBB: MFCC

P.O. Box 74, Bellevue, WA 98009, United States. Phone: 425-453-0355

June 10, 2004 Press Release

Bellevue, WA (PRWEB) June 10, 2004 -- Medina Coffee, Inc. (OTCBB: MFCC) has entered into a shares for debt agreement with Harry Miller, the President and C.E.O. of the Corporation. The agreement provides for the Corporation issuing 99,858 common shares in the capital of the Corporation to Mr. Miller in full settlement of the debt owed in the amount of $49,929 at the price of $.50 per share.

Mr. Miller currently holds 902,100 common shares (approximately 86% of the issued and outstanding shares of the Corporation). The result of the agreement is to increase Mr. Miller's ownership in the Corporation by approximately 1%.

Mr. Miller has no current intention to acquire any additional securities of the Corporation.

For further information, contact:

Mr. Harry Miller, President & C.E.O.

Phone: 1-425-453-0355